4
AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2002.

                         REGISTRATION NO. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                    FORM SB-2REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                              National Beauty Corp.
                              ---------------------
                 (Name Of Small Business Issuer In Its Charter)

     Nevada     2844     13-3422912
               (State or Other Jurisdiction     (Primary Standard
       of Incorporation     Industrial Classification     (I.R.S. Employer
            or Organization)     Code Number)     Identification No.)


                           4818 West Commercial Blvd.
                          Ft. Lauderdale, Florida 33319
                                    (954) 717-8680
                                    --------------
          (Address and Telephone Number of Principal Executive Offices)

                           4818 West Commercial Blvd.
                          Ft. Lauderdale, Florida 33319
                                    (954) 717-8680
                                    --------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                   Mr. Ed Roth
                                   -----------
                           4818 West Commercial Blvd.
                          Ft. Lauderdale, Florida 33319
                                  (954) 717-8680
           (Name, Address, and Telephone Number of Agent for Service)

                                    Copy to:
                                 Weed & Co. LLP
                        4695 MacArthur Court, Suite 1430
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

   Approximate Date of Commencement of Proposed Sale to the Public: as soon as possible after this registration statement becomes effective

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
________________________________________________________________

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________________________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
                         -------------------------------


Title Of Each. . .  Proposed    Proposed
Class Of . . . . .  Maximum     Maximum
Securities . . . .  Amount      Offering   Aggregate   Amount Of
To Be. . . . . . .  To Be       Price      Offering    Registration
Registered . . . .  Registered  Per Unit   Price       Fee
                    ----------  ---------  ----------  -------------
Units(1) . . . . .   4,000,000         --          --             --
------------------  ----------  ---------  ----------  -------------
Common Stock,
..001 par value(2)   4,000,000  $     .50  $2,000,000  $      184.00
------------------  ----------  ---------  ----------  -------------
Warrants to
Purchase
Common
Stock(3) . . . . .   4,000,000  $     .25  $1,000,000  $       92.00
------------------  ----------  ---------  ----------  -------------
Common Stock,
..001 par value(4)   1,325,000  $     .13  $  172,250  $       15.85
------------------  ----------  ---------  ----------  -------------
Total. . . . . . .   9,325,000  N/A        $3,172,250  $      291.85
------------------  ----------  ---------  ----------  -------------



(1) Includes 4,000,000 shares of common stock and warrants exercisable to purchase 4,000,000 shares of common stock.
(2) Represents 4,000,000 shares of common stock included in the units offered by National Beauty Corp. The units are being offered to the public at a price of $.50 per share.
(3) Represents 4,000,000 shares of common stock underlying the warrants included in the units offered by National Beauty Corp. The exercise price for the warrants is $.25 per share.
(4) Represents 1,325,000 shares being offered by selling shareholders. This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act and is based on and is calculated on the basis of the average of the high and low prices reported and last sale reported on the OTC Bulletin Board as of July 9, 2002.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                              National Beauty, Inc.

                                 4,000,000 Units
                        1,325,000 Shares of Common Stock

This prospectus relates to the public offering, which is not being underwritten, of 4,000,000 units of National Beauty, Inc., a Nevada corporation ("National Beauty") at a price of $.50 per unit. Each unit consists of one share of common stock, $.001 par value, and one warrant exercisable to purchase one share of common stock at an exercise price of $.25 per share. There is no minimum number of units that National Beauty has to sell. There is no escrow account. National Beauty will use all money received from the offering and there will be no refunds. The offering will terminate nine months after the effective date of this registration statement.

Further, concurrent with this offering, National Beauty is registering 1,325,000 additional shares which may be resold from time to time by stockholders of the company. National Beauty has been advised by the selling stockholders that they or their successors may sell all or a portion of the securities offered in the over the counter market, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in these sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. National Beauty will not receive proceeds from the sales by the selling stockholders. National Beauty will bear all expenses incurred in connection with the offering. None of the selling stockholders are officers, directors and affiliates of the registrant.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE __ OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

                               Per Unit     Total(1)
                               --------     --------
Public offering price          $.50         $2,000,000
---------------------          ----         ----------
Exercise price of warrants     $.25         $1,000,000
--------------------------     ----         ----------
Total proceeds to National
 Beauty                                     $3,000,000(2)
-------                                     -------------
(1) Assuming all shares are purchased and all warrants are exercised.
(2) Before deducting offering expenses.

National Beauty's common stock is currently trading on the OTC Bulletin Board under the symbol "NBEU." This is a self-underwritten offering, to be conducted by the officers and directors of National Beauty.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. National Beauty may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July 10, 2002.

                                TABLE OF CONTENTS
                                -----------------

Prospectus Summary
Risk Factors
Use of Proceeds
Determination of Offering Price
Dilution
Selling Security Holders
Plan of Distribution
Legal Proceedings      .
Directors, Executive Officers, Promoters and Control Persons
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Experts
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Organization Within Last Five Years
Description of Business
Management's Discussion and Analysis or Plan of Operation
Description of Property
Certain Relationships and Related Transactions
Market for Common Equity and Related Stockholder Matters
Executive Compensation
Financial Statements
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

PROSPECTUS SUMMARY

National Beauty Corp.

     National Beauty Corp., formerly known as Beautymerchant.com, Inc., was incorporated in Nevada in 1987. The company has primarily operated through its wholly owned subsidiaries, Cleaning Express USA, Beauty Works USA, Inc. and Beauty Merchant, Inc. Cleaning Express USA is a full service cleaning company offering daily residential cleaning services, carpet cleaning and other related services in the South Florida area. During April 2000, the company began operations as an E-commerce distributor of beauty products under its Beauty Merchant, Inc. subsidiary and ceased these operations in 2001. Through its Beauty Works USA, Inc. subsidiary, National Beauty currently offers beauty services and products through its retail beauty salon in the South Florida area.

     As of December 31, 2001, National Beauty had generated $431,810 in revenue and had incurred a net loss of $257,044. Over the last fiscal year, National Beauty did not expend any funds for research and development activities. As of March 31, 2002, National Beauty generated $145,256 in revenues and had a net loss of $34,433.

     National Beauty's business plan entails acquiring existing beauty service operations, developing these salons and marketing the company's own private label beauty products through these operations. National Beauty is also pursuing the development of its "HAIRMAX" concept, which aims to locate hair salons, offering quality and inexpensive hair services, in larger retailers. National Beauty has filed a trademark application on the HAIRMAX name and logo.

     National Beauty 's common stock trades on the OTCBB under the symbol
"NBEU."

     National Beauty's executive office is located at 4818 West Commercial Blvd., Ft. Lauderdale, Florida 33319. The telephone number is (949) 717-8680.

OFFERING





Units Offered by National . . . . . . . . . . . .  4,000,000 shares of common stock,
Beauty. . . . . . . . . . . . . . . . . . . . . .  4,000,000shares underlying warrants to purchase common stock

Price per Unit. . . . . . . . . . . . . . . . . .  $     .50
Common Stock Offered by the Selling

Shareholders. . . . . . . . . . . . . . . . . . .     1,325,000 shares

Common Stock. . . . . . . . . . . . . . . . . . .     4,525,062 shares
                                                    Currently Outstanding

Risk Factors . . . . . . . . . . . . . . . . . . .  Investment in the shares involves a high
                                                    Degree of risk.


                         SELECTED FINANCIAL INFORMATION

     The Selected Financial Information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing in this Prospectus.

                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS


                         Fiscal Year Ended     Three Months Ended
                                December 31          March 31 (unaudited)
                                -----------
     2001          2002
     ----          ----

Revenue     $431,810     $145,256
     Net income (loss)          .     $(257,044)     $(34,433)
Net income (loss) per share           $(.57)          $(.01)
Number of shares outstanding     1,466,362     3,736,362

                     SUMMARY OF CONSOLIDATED BALANCE SHEETS

                                        At December          At March 31,
                                   31, 2001               2002 (unaudited)
                                   --------               ----------------
Current assets     $105,347          $126,698
Current liabilities                   $16,207               $4,891
Working capital                      $89,140               $121,807
Total assets     $136,743          $157,094
Total liabilities               .     $16,207               $4,891
Retained deficit             .          $(1,284,330)          $(1,318,763)
Stockholders' equity     $120,536          $152,203

                                  RISK FACTORS

An investment in the shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following factors concerning the business of National Beauty and its subsidiaries and the offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the shares.

NATIONAL BEAUTY HAS A LIMITED OPERATING HISTORY IN REGARD TO ITS CURRENT BUSINESS PLAN, HAS NOT GENERATED SIGNIFICANT REVENUES AND MAY NOT BE SUCCESSFUL IN THE BEAUTY SUPPLY AND SERVICE INDUSTRIES.
..
     National Beauty is in the early stages of developing its beauty service business and has engaged only in very limited operations, none of which have generated substantial revenues. Further, National Beauty does not have significant experience in the beauty industry and is subject to all the risks inherent in an immature business enterprise, including the absence of an
extensive operating history upon which to base a future forecast.   Risks to
National Beauty's operations include, but are not limited to:
-     inability to manage growth and expanding operations;
-     inability to predict interest in National Beauty's services;
-     inability to increase brand awareness;
-     attracting, retaining and motivating qualified personnel; and
-     maintaining current and developing strategic relationships.

To be successful, National Beauty must:

-     retain existing customers;
-     attract new customers;
-     meet customer demands;
-     fulfill all customer needs;
-     acquire additional sources for merchandise at discounted prices;
-     develop and brand HAIRMAX stores as a consumer choice;
-     increase its media exposure;
-     monitor the competition; and
- maintain the ability to hire and retain qualified service personnel such as hairstylists.

NATIONAL BEAUTY HAS INCURRED SIGNIFICANT LOSSES AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 2001, HAD NET LOSSES OF $794,306 AND 257,044,
RESPECTIVELY, AND ACCORDINGLY, MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES TO ACHIEVE OR SUSTAIN PROFITABILITY IN THE FUTURE.

     For the years ended December 31, 2001 and December 31, 2000, National Beauty's net operating loss was $257,044 and $794,306, respectively. For the three months ended March 31, 2002, National Beauty incurred a net loss of $34,433. National Beauty may continue to experience net-operating losses through the next two years and therefore, National Beauty may not be able to generate sufficient revenues to achieve or sustain profitability in the future. National Beauty's losses are primarily due to expenses incurred in payroll expenses and consulting services. National Beauty expects to incur losses at least through fiscal 2002 due to the following factors:
-     the development of the HAIRMAX brand, marketing and promotion;
-     expanded offering of service;
-     continued store development costs;
-     additional personnel to manage customer service and in-house marketing;
and
- increases in general and administrative costs to support the company's growing operations.

NATIONAL BEAUTY'S GROWTH MAY REQUIRE SUBSTANTIAL EXPENDITURES WHICH NATIONAL BEAUTY MAY NOT BE ABLE TO FUND.

     Cash flows used in National Beauty's operations were a negative $23,482 for the year ended December 31, 2001, and a negative $291,498 for the year ended December 31, 2000. Further, cash flows used in National Beauty's operations as of March 31, 2002 were a negative $4,128. National Beauty's success and ongoing financial viability is contingent upon the success of its new business model and the generation of related cash flows. National Beauty's failure to meet these contingencies may cause it to delay or suspend its operations.

National Beauty has funded its cash needs from inception through December 31, 2001 with a series of debt and equity transactions, including private placements. National Beauty may require financing in addition to this amount, which may not be available on reasonable terms, if at all.

NATIONAL BEAUTY'S PROCUREMENT OF ADDITIONAL FINANCING, IF AVAILABLE, MAY DILUTE THE OWNERSHIP INTERESTS OF INVESTORS.

     National Beauty may raise additional funds through the issuance of equity, equity-related or convertible debt securities. The issuance of additional common stock dilutes existing stockholders. Further procurement of additional financing through the issuance of equity, equity-related or convertible debt securities or preferred stock may further dilute existing stock. Further, the perceived risk of dilution may cause selling shareholders, as well as other holders, to sell their shares, which would contribute to downward movement in the price of your shares.

NATIONAL BEAUTY'S SYSTEMS, PROCEDURES, CONTROLS AND EXISTING SPACE MAY NOT BE ADEQUATE TO SUPPORT EXPANSION OF NATIONAL BEAUTY'S OPERATIONS, WHICH MAY STRAIN NATIONAL BEAUTY'S RESOURCES AND THEREFORE, DETRIMENTALLY AFFECT ITS FUTURE OPERATIONS.

     National Beauty may expand its operations rapidly, which may create significant demands on National Beauty's personnel and other administrative resources, operations and management. These demands on National Beauty's administrative and operational capabilities could adversely effect:
-     the quality of its services,
-     its ability to retain and attract research and development staff,
- its ability to retain and attract administrative personnel and management, and
-     its ability to collect revenues, if any.

     Further, National Beauty's systems, procedures, controls and existing space may not be adequate to support expansion of National Beauty's operations. National Beauty's business model requires the acquisition of property for new salons. National Beauty's future operating results will depend, among other things, on its ability to manage changing business conditions and to continue to improve its operational, financial control and reporting systems.

ANY POTENTIAL ACQUISITION NATIONAL BEAUTY MAKES COULD DISRUPT ITS BUSINESS AND HARM ITS FINANCIAL CONDITION.

     An element of National Beauty's growth strategy includes the acquisition of companies which it believes have synergistic business models. Acquisitions entail a number of risks that could materially and adversely affect its business and operating results, including:

-     Problems integrating the acquired operations, technologies or products;
- Diversion of National Beauty's management's time and attention from its core business;
- Difficulties in retaining business relations with suppliers and customers of the acquired company;
-     Risks associated with entering markets in which it lacks prior experience;
and
-     Potential loss of key employees from the acquired company.

NATIONAL BEAUTY'S OPERATIONS ARE DEPENDANT ON LOCATING ADEQUATE STORE LOCATIONS, SUFFICIENT SOURCES OF SUPPLY AND QUALIFIED PERSONNEL TO STAFF THESE LOCATIONS, FAILURE TO DO SO COULD REDUCE OR CURTAIL OPERATIONS.

     National Beauty intends to offer beauty services and products to the public through the development of new and existing salons, which may be difficult to locate or acquire. The principal suppliers to the company are wholesale distributors, who do not sell retail. As such, sources of supply for National Beauty' s proposed products may be difficult to locate or may not provide sufficient supplies at a reasonable cost. Further, National Beauty does not have manufacturing expertise, facilities or capabilities and does not intend to manufacture any products. Even if an acceptable supplier or manufacturer can be found, termination of the services of these suppliers or manufacturers could result in interruptions in the ability to manufacture the products until an alternative source can be secured. Further, National Beauty will be dependant on its ability to hire and retain qualified service and management personnel to staff the new stores it expects to establish.

NATIONAL BEAUTY IS DEPENDENT ON MEMBERS OF ITS KEY PERSONNEL, PARTICULARLY MR. EDWARD ROTH FOR HIS KNOWLEDGE OF THE BEAUTY SERVICE INDUSTRY, AND THE LOSS OF KEY PERSONNEL MAY HINDER THE COMPANY'S DEVELOPMENT.

     The success of National Beauty is dependent upon, among other things, the service of Mr. Edward Roth, President of National Beauty. Because of Mr. Roth's experience in the beauty service industry, the loss of Mr. Roth could have a material adverse effect on the company's plan to offer beauty products and services to the public. Further, Mr. Roth and Alisha Roth, the company's Secretary, Treasurer and director, have managed the operations of Cleaning Express USA since inception. As such, the loss of either of these individuals could adversely affect the operations of Cleaning Express USA, as well as the company as a whole. National Beauty has entered into an employment agreements with Mr. Roth and Ms. Roth but does not maintain any key-man life insurance.

NATIONAL BEAUTY FACES SUBSTANTIAL COMPETITION FROM COMPETITORS WITH SIGNIFICANTLY GREATER HUMAN AND FINANCIAL RESOURCES, EXPERIENCE, AND TECHNICAL STAFF, WHICH COULD REDUCE OR ELIMINATE NATIONAL BEAUTY'S ABILITY TO COMPETE IN A DESIGNATED MARKET.

     There are many companies, substantially all with significantly greater resources, including financial resources, experience and staff than National Beauty. These companies, such as Regis Corp., have or may successfully develop products and services which meet some of the needs intended to be met by National Beauty' proposed products and services. Some of these companies have established strong market positions in their products and services. These competitors may respond vigorously to any threat in their market shares and therefore, National Beauty may not be able to compete successfully in the future.

NATIONAL BEAUTY'S COMMON STOCK PRICE IS HIGHLY VOLATILE AND ANY FLUCTUATIONS THAT OCCUR FOLLOWING COMPLETION OF THIS OFFERING MAY REDUCE THE MARKET PRICE AND/OR LIQUIDITY OF NATIONAL BEAUTY'S COMMON STOCK.

     The market price of the common stock has been, and is likely to remain, highly volatile as is frequently the case with unseasoned public companies. The following developments affecting National Beauty or its competitors could cause the market price of the common stock to fluctuate substantially and reduce the liquidity of the common stock:
-     quarterly operating losses of National Beauty,
- deviations in losses of operations from estimates of securities analysts, and
- changes in general conditions in the economy, or in the beauty service industry.

     The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies.

NATIONAL BEAUTY'S COMMON STOCK IS TRADED ON A LIMITED PUBLIC MARKET, WHICH MAY IMPACT STOCKHOLDERS' ABILITY TO LIQUIDATE THEIR INVESTMENTS.

     National Beauty 's common stock is traded on the Nasdaq OTC Bulletin Board which tends to be comprised of small businesses of regional interest with limited trading activity. National Beauty intends to submit an application to list the common stock on Nasdaq's National Market System or Small Cap System as soon as it meets the listing qualifications, however, National Beauty's securities may not qualify for listing on Nasdaq's National Market System or Small Cap System or on any other exchange.

APPLICABLE SEC RULES GOVERNING THE TRADING OF "PENNY STOCKS" LIMITS THE TRADING AND LIQUIDITY OF NATIONAL BEAUTY'S COMMON STOCK WHICH MAY ADVERSELY AFFECT THE TRADING PRICE OF ITS COMMON STOCK.

     National Beauty's common stock currently trades on the OTC Bulletin Board. Since its common stock continues to trade below $5.00 per share, its common stock is considered a "penny stock" and is subject to SEC rules and regulations which impose limitations upon the manner in which National Beauty's shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of National Beauty's common stock and reducing the liquidity of an investment in its common stock.

AVAILABLE INFORMATION

     National Beauty files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document National Beauty files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. National Beauty 's Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

     You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

     National Beauty Corp. Attention: Investor Relations, 4818 West Commercial Blvd., Ft. Lauderdale, Florida 33319 (954) 717-8680.

     This prospectus is part of a registration statement on Form SB-2 National Beauty filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. National Beauty has not authorized anyone to provide you with different information other than the information contained in this prospectus. National Beauty is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

FORWARD-LOOKING STATEMENTS

     Except for historical information contained herein, the matters discussed in this prospectus are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. Such risks and uncertainties include, without limitation, National Beauty 's dependence on the timely development, introduction and customer acceptance of products and services, the impact of competition and downward pricing pressures, the ability of National Beauty to generate revenues and raise any needed capital, the effect of changing economic conditions, and risks in product development.


USE OF PROCEEDS

     The following table sets forth the estimated application of proceeds from the sale of the units offered, assuming that all units offered are sold and all warrants included in the units are exercised.







                       Amount          %
                       ----------  -----
Net Proceeds from
Offering. . . . . . .  $2,955,000   100%

Use of Net Proceeds .  $2,955,000   100%

Acquisition of Beauty
Salons* . . . . . . .  $2,920,000  98.8%
Contingency Reserve .  $   35,000   1.2%



* Estimated to be approximately $40,000 per salon, the breakdown is as follows:




Acquisition of a
 Beauty Salon. . . .  $40,000  100%
Beauty Stations
(approximately 8
 stations will be
 needed per salon
, amounts include
chairs, mirrors and
 equipment). . . . .  $20,000   50%
Leasehold
Improvements . . . .  $10,000   25%
Grand
Opening/Marketing
Costs. . . . . . . .  $10,000   25%



     The allocations listed above are, for the most part, estimates and approximations only. National Beauty may not be able to sell all of the units in this offering, if any, and may be forced to delay these acquisitions. National Beauty intends to use the funds from this offering to acquire as many salons as possible.


DETERMINATION OF OFFERING PRICE

     Not applicable.

DILUTION

     Not applicable.

SELLING SECURITY HOLDERS

The following table provides information with respect to the selling shareholders' beneficial ownership of National Beauty's common stock as of July 10, 2002, and as adjusted to give effect to the sale of all of the shares offered. None of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with National Beauty during the past three years. The selling shareholders possess sole voting and investment power with respect to the securities shown.



                                      PERCENT OF
                                      NUMBER OF         CLASS OF
                                        SHARES           SHARES
                                   NUMBER OF SHARES   BENEFICIALLY    BENEFICIALLY
                                     BENEFICIALLY        NUMBER        OWNED AFTER      OWNED AFTER
NAME AND ADDRESS OF SELLING         OWNED PRIOR TO     OF SHARES     THE OFFERING IS  THE OFFERING IS
STOCKHOLDER                          THE OFFERING    OFFERED HEREBY     COMPLETE         COMPLETE
                                                                     ===============  ===============
Richard O. Weed
4695 MacArthur Court, Suite 1430
Newport Beach, CA 92660(1)             125,000          125,000             0                0
=================================  ================  ==============  ===============  ===============
Ballantyne Capital Group, LLC
15800 John J. Delaney Drive,
Suite 325
Charlotte, NC 28277(2)                1,000,000        1,000,000            0                0
=================================  ================  ==============  ===============  ===============
American Market Support
Network, Inc.
5599 San Felipe, Suite 975
Houston, TX 77056                      200,000          200,000             0                0
=================================  ================  ==============  ===============  ===============



(1) Richard O. Weed of Weed & Co. LLP acquired his shares in consideration for legal services rendered.
(2) Shares have been issued to Ballantyne pursuant to a Consultant Agreement between Ballantyne and National Beauty, whereby Ballantyne has agreed to provide public relations services to National Beauty.
(3) 200,000 shares were issued to American Market Support Network, Inc. for investor relations services provided to National Beauty.

PLAN OF DISTRIBUTION

1,325,000 SHARES SOLD BY SELLING STOCKHOLDERS

     National Beauty is registering 1,325,000 shares of common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder, as a pledgor, a borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of National Beauty in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. National Beauty will not receive any of the proceeds from the sales by the selling stockholders.

     The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of the securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the securities and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected by means of one or more of the following transactions, which may involve block transactions,
-     in the over-the-counter market, or
- in transactions otherwise than on exchanges or services, including transactions pursuant to Rule 144 or another exemption from registration.

     In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, who in turn may engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker/dealers who in turn may sell the securities.

     At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, and commissions or concessions allowed or re-allowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the common stock by the selling stockholders. The foregoing may affect the marketability of the securities.

4,000,000  UNITS  TO  BE  SOLD  BY  NATIONAL  BEAUTY

National Beauty is offering 4,000,000 units at a purchase price of $.50 per share on a delayed or continuous offering basis pursuant to Rule 415 of the Securities Act of 1933 Rules. The units consist of one share of common stock and one warrant exercisable to purchase common stock at an exercise price of $.25 per share. There are no minimum units that National Beauty has to sell. There is no escrow account. National Beauty will use all money received from the offering and there will be no refunds. This offering will terminate nine months after the effective date of the registration statement. This is a self underwritten offering.

     National Beauty reserves the right to use selling agents with the appropriate modification to the registration statement, as necessary. If National Beauty makes arrangements to use selling agents after effectiveness of this registration statement, then National Beauty will need to file a post-effective amendment to the registration statement identifying the broker-dealer, providing the required information on the plan of distribution and use of proceeds, revising the disclosures in the registration statement, and filing the agreement as an exhibit to the registration statement. Further, prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

     National Beauty's officers and directors will be conducting the offering. Under Section 15 of the Securities Exchange Act of 1934, National Beauty's officers and directors are exempt from registration as broker-dealers under the Act because they are not, and have not in the past been, engaged in the business of effecting transactions in securities for the account of others or engaged in the regular business of buying or selling securities for their own account.
The offer to sell and any sales will be made only by this prospectus.

None of the persons associated with National Beauty:

(1)     are subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Securities Act of 1933, as amended;
(2) will be compensated in connection with their participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in these securities; or
(3)     are associated persons of a broker or dealer.

     Furthermore, the persons associated with National Beauty that participate in this offering meet all of the following requirements:

(1) each primarily performs, or is intended to primarily perform at the end of the offering, substantial duties for or on behalf of National Beauty otherwise than in connection with transactions in securities;
(2) none were a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
(3) none participate in selling an offering of securities for any issuer more than once every 12 months.

     To subscribe to the units, subscribers are to deliver to the company (1) a completed and duly executed copy of the subscription agreement and (2) immediately available funds in the amount of $.50 per unit.

LEGAL PROCEEDINGS

     There are no material legal proceedings to which National Beauty is a party or to which any of National Beauty's properties are subject.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors and Executive Officers.

The following table sets forth certain information concerning National Beauty's directors and executive officers:

Name                   Age      Service           Position with Company
----                   ---     -------            ---------------------

Edward A. Roth          44     1997 to present    Chairman, President & CEO
Alisha Roth             36     1997 to present    Secretary, Treasurer, Director
Barbara Patigalia       51     1997 to present    Director
Michael J. Bongiovanni  40     2000 to present    Chief Financial Officer,
Director


All Directors serve for one-year terms, which expire at the annual shareholders meeting in 2002.

All officers serve at the pleasure of the Board.

There are no arrangements or understandings pursuant to which any of them were elected as officers.

Edward A. Roth has been President and Director of National Beauty since 1997. Mr. Roth previously served as Vice-President and Director of Operations for Cleaning Express USA since its inception in November 1994. During this period, Mr. Roth developed and implemented all operations and developments creating a company that started with less than 50 customers, and today services over 8,000 customers in South Florida. Mr. Roth was President of Advanced Appearance, a chain of Beauty Salons, in Alabama and Florida from 1978 to 1988. Prior to this Mr. Roth served as a management consultant working independently for 20 years. Mr. Roth has attended Auburn University majoring in business and marketing, and is also a veteran of the United States Air Force. Edward A. Roth is married to Alisha M. Roth, the company's Secretary, Treasurer and director.

Alisha M. Roth has served as Secretary, Treasurer and Director of National Beauty since 1997. Mrs. Roth served previously as President of Cleaning Express USA, and during her tenure she was in charge of staffing and customer relations. Mrs. Roth has been with Cleaning Express USA since 1994, prior to that she was a resident of Trinidad, West Indies. Mrs. Roth has owned and operated her own business in the restaurant and pre-school development areas, and has eight years of management experience. Alisha M. Roth is married to Edward A. Roth.

Barbara Patigalia is a language pathologist with the Head Start program in Maryland, and serves as President of the League of Women Voters in Potomac, Maryland. Ms. Patigalia had no business experience during the last five years, except other than through her role as a director of National Beauty.

Michael J. Bongiovanni has been Chief Financial Officer of National Beauty since April 2000. Mr. Bongiovanni is responsible for SEC reporting compliance and financial analysis of new operations including Beautyworks USA, Inc. Mr. Bongiovanni has served numerous publicly traded companies in financial consulting and business management since 1980. Mr. Bongiovanni received his Masters of Accounting degree at Florida Atlantic University.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past five years.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires National Beauty's directors and officers and persons who own more than 10 percent of National Beauty 's equity securities, to file reports of ownership and changes in ownership with the SEC. Directors, officers and greater than ten percent shareholders are required by SEC regulation to furnish National Beauty with copies of all Section 16(a) reports filed.

     Based solely on information it received from persons required to file, National Beauty believes that all filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table, based upon figures obtained from National Beauty's transfer agent, sets forth certain information as of June 28, 2002 relating to the beneficial ownership of National Beauty common stock by (i) all persons known by National Beauty to beneficially own more than 5% of the outstanding shares of its stock, (ii) each officer and director of National Beauty and (iii) all officers and directors of National Beauty as a group. The table includes all shares underlying options or warrants that are currently exercisable or that will become exercisable within sixty days. As of June 28, 2002, National Beauty had 4,525,062 shares of its common stock issued or issuable and outstanding.



                            Amount and
                            Nature of                    Percent of
                            Name and Address of          Beneficial Shares   Outstanding
Title of Class . . . . . .  Beneficial Owner             Owned*              Ownership
==========================  ===========================  ==================  =========================
                            Edward A. Roth and
                            Alisha Roth (1)
                            4818 W. Commercial
Common Stock,. . . . . . .  Blvd.
..001 Par Value. . . . . .   Ft. Lauderdale, FL 33319             2,806,500                         62%
--------------------------  ---------------------------  ------------------  -------------------------
                            Michael J. Bongiovanni
                            4818 W. Commercial
Common Stock,. . . . . . .  Blvd.
..001 Par Value. . . . . .   Ft. Lauderdale, FL 33319                25,000                Less than 1%
--------------------------  ---------------------------  ------------------  -------------------------
                            Barbara Patagalia
                            4818 W. Commercial
Common Stock,. . . . . . .  Blvd.
..001 Par Value. . . . . .   Ft. Lauderdale, FL 33319                 2,065                Less than 1%
--------------------------  ---------------------------  ------------------  -------------------------
Common Stock,. . . . . . . .All Officers and Directors
..001 Par Value. . . . . .   as a Group                           2,833,565                       62.6%
--------------------------  ---------------------------  ------------------  -------------------------
                             Edward A. Roth and
                             Alisha Roth (3)
Preferred Stock, . . . . .   4818 W. Commercial
..001 Par Value. . . . . .    Blvd.
                             (2)  Ft. Lauderdale, FL 33319         950,000                        100%
---------------------------  ---------------------------  ------------------  -------------------------



*All shareholders listed have direct beneficial ownership over their shares.

(1) Edward and Alisha Roth own the common shares as joint tenants.
(2) Each share of preferred stock is convertible into ten shares of common stock.
(3) Edward and Alisha Roth own the preferred shares as joint tenants.

DESCRIPTION OF SECURITIES

     The following summary is a description of material provisions of National Beauty's Articles of Incorporation and Bylaws.

COMMON STOCK

     Pursuant to National Beauty's Articles of Incorporation, the Board of Directors has authority to issue up to 100,000,000 shares of common stock, par value $0.001 per share. As of July 10, 2002, there were 4,525,062 shares issued and outstanding, one vote for each share held on all matters. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they are annual or special, is not provided for under National Beauty's Articles of Incorporation or Bylaws. National Beauty has not paid cash dividends on its common stock and does not intend to do so in the foreseeable future. National Beauty intends to retain earnings, if any, to provide funds for its operations. Future dividend policy will be determined by the board of directors based upon conditions then existing including National Beauty's earnings and financial condition, capital requirements and other relevant factors.

PREFERRED STOCK

     Pursuant to National Beauty's Articles of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series. Further, the Board of Directors may fix the designations, preferences, rights and the qualifications, limitations of restrictions on these shares, including:
-     dividend rights,
-     conversion rights,
-     voting rights,
-     terms of redemption, and
-     liquidation preferences.

Any or all of these rights may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of National Beauty or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

     National Beauty's Board of Directors has designated 50,000,000 shares of convertible preferred stock as Series A Voting Convertible Preferred Stock of which 950,000 shares are issued and outstanding. The Series A is senior to the common stock and all other shares of preferred stock that may be later authorized. The holders of the Series A Preferred shall be entitled to receive common stock dividends or other distributions when, as, and if declared by the directors of the company, with the holders of the common stock on an as converted basis.

Each share of the Series A is convertible into common stock at the option of the holder, at any time after the issuance of the shares, on an one for ten basis. In the event of liquidation, dissolution or winding up of National Beauty, the holders of the Series A shall be entitled to receive, prior to the holders of common stock or other series of preferred stock, $1.00 per share, plus all declared but unpaid dividends. The Series A is entitled to vote, on an as converted basis, on any matter submitted to the common stock holders including the election of the board of directors.

WARRANTS

     National Beauty plans to issue one warrant for each share of common stock purchased, Each warrant will have an exercise price of $.25 per share and will expire within three years of issuance. Each series of warrants will be evidenced by certificates issued under a separate warrant agreement. The warrant agreement will be entered into between National Beauty and the warrant agent.

     The exercise price and number of shares of National Beauty common stock or other securities issuable on exercise of the warrants are subject to adjustment to protect against dilution if National Beauty:
-     issues a stock dividend,
-     undertakes a stock split,
-     recapitalization,
-     reorganization,
-     merger,
-     consolidation, or
-     other similar event.

     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:
- the right to receive dividends, if any, or payments, or upon the liquidation, dissolution or winding up of National Beauty, or
-     to exercise voting rights, if any.

TRANSFER AGENT

     Florida Atlantic Stock Transfer, Inc. located in Tamarac, Florida serves as the transfer agent for National Beauty.

EXPERTS

     Perrella & Associates, P.A., independent auditors, have audited National Beauty's financial statements included in its Annual Report on Form 10-KSB for the year ended December 31, 2001, which is incorporated by reference in this prospectus and elsewhere in the registration statement.

     Weed & Co. LLP, legal counsel to National Beauty, has expressed an opinion concerning the validity of the securities being registered. Richard O. Weed of Weed & Co. LLP owns 125,000 shares of restricted National Beauty common stock and options to purchase 34,000 shares of National Beauty's common stock at an exercise of $0.48 per share. These stock options expire on December 31, 2005.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by National Beauty of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, National Beauty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS

     None.

DESCRIPTION OF BUSINESS

CORPORATE ORGANIZATION

National Beauty Corp., a Nevada corporation, was originally incorporated in 1987 as Tri-Capital Corporation. In 1988, the company changed its name to Advanced Appearance of America, which operated beauty salons until 1995. At that time, National Beauty discontinued its operations and went inactive until early 1998. In March of 1998, National Beauty changed its name to ATR Industries, Inc. On June 1, 1998, National Beauty acquired ATR Industries, Inc. of Florida, formerly known as Cleaning Express USA and Cleaning Express of South Palm Beach, Inc., a private Florida Corporation, for 3,000,000 restricted shares of common stock.
In September 1999, ATR Industries, Inc. changed its name to Beautymerchant.com and in March 2001, the company changed its name to National Beauty Corp.

National Beauty has operated primarily through its wholly owned subsidiaries, Cleaning Express USA, Beauty Works USA, Inc. and Beautymerchant.com, Inc. Since 1998, National Beauty has concentrated its operations primarily on the home cleaning services industry. In January 2000, National Beauty began a new division of operations related to the preparation, development and marketing of cosmetics and beauty products via an e-commerce Internet site. These operations were conducted through National Beauty's wholly owned subsidiary Beautymerchant.com, Inc. In 2001, after a developmental period, National Beauty ceased any further investment into Beautymerchant.com Inc. because it had encountered numerous distribution and inventory problems. National Beauty currently offers beauty services and products through its retail beauty salon in the south Florida area under its Beauty Works USA subsidiary.

DESCRIPTION OF BUSINESS

CLEANING EXPRESS USA

Cleaning Express USA's operations primarily involve home cleaning services. Through its emphasis on budget pricing, Cleaning Express USA has developed a market in the home cleaning industry. Cleaning Express USA currently operates two offices and dispatches 40-50 workers in teams of two workers on a daily basis. The present geographic area in which the Cleaning Express USA operates includes Broward and South Palm Beach County areas of South Florida.

Marketing for the home cleaning services is accomplished through print ads, television and radio commercials. Additionally, Cleaning Express USA utilizes a referral program that rewards customers with future discounts for referring a client.

The home cleaning industry is highly competitive with respect to price, service, quality and location. There are numerous, well-established, larger competitors in the home cleaning industry possessing substantially greater financial, marketing, personnel and other resources than National Beauty. National Beauty may not be able to respond to various competitive factors affecting the business. National Beauty plans to gain a competitive advantage over its competitors in the home cleaning industry by offering quality service at a low price. National Beauty plans to further expand Cleaning Express USA's operations in South Florida by continuing its current marketing strategy.

The primary market for Cleaning Express USA is individual households. No single customer makes up more than ten percent of the total revenues of Cleaning Express USA. National Beauty does not expect that this will change in the future.

Cleaning Express USA has three full time employees and 40-50 workers that are each independently contracted with the company to service and provide home cleaning services to existing and new customers.

BEAUTYMERCHANT.COM, INC.

During January 2000, National Beauty, through its wholly owned subsidiary Beautymerchant.com, Inc., a Florida corporation, developed a retail cosmetic and beauty product e-commerce Internet site. Beautymerchant.com was developed under the guidance of the CEO, Mr. Ed Roth. Beautymerchant.com sold and distributed popular cosmetic, fragrances and beauty products.

In 2001, the company ceased any further investment into Beautymerchant.com Inc. since it encountered numerous distribution and inventory problems.

BEAUTYWORKS U.S.A., INC.

Beautyworks USA is designed to tap into the beauty industry through its offering of personal care salons. Beautyworks USA will aim to be both a retailer and provider of such needed consumer services and provide a one-stop resource for professional services on hair, with emphasis on haircutting and related haircolor services, under the name HAIRMAX. During the second quarter of 2001, Beautyworks U.S.A. acquired a full service beauty salon located in Boca Raton, Florida and conducted 12 months of research and development of marketing and operational techniques. National Beauty is expecting to continue to build and or acquire retail salons. Management is presently discussing potential acquisitions, as well as new locations. This development strategy is expected to be implemented in Nevada next. The principal suppliers to the company are wholesale distributors who do not sell retail.

The beauty services industry is highly competitive with respect to price, service, and location. As a result, the potential for failure in this industry is significant. There are numerous, well-established, larger competitors in the beauty services industry with considerable expertise, possessing substantially greater financial, marketing, personnel and other resources than National Beauty. Currently, Regis Corp. (NASDAQ:RGIS) has over 8,000 salon stores and is the only well-known publicly traded company.

YOURSALONAPPT.COM

Plans have been formulated to develop and market www.yoursalonappt.com, a consumer to business application service provider. In the opinion of management, this developmental information and interactive consumer to business portal, when fully developed will assist thousands of hair, nail, and spa customers by providing appointment services that have traditionally made by telephone, during normal business hours. This application service provider will allow customers access to appointment setters, 7 days a week, 24 hours a day, regardless normal business hours. In addition, consumers will have access to information that will provide them with a registry and directory of national salons and beauty spas. Initial development is expected to begin in the 2nd quarter of 2003, with projected completion later in the year. Risks and uncertainties include, but are not limited to, consumer spending habits, availability of funds for project completion, and general acceptance of new technology functions in the beauty service industry. The primary market will be the United States, but could be extended worldwide.

Business Strategy

National Beauty's objective is to become a leading provider of beauty services. Through its subsidiaries, National Beauty will attempt to:

- Build its customer base by serving as a one-stop provider for discounted haircutting and styling, along with hair coloring services;
- Enhancing its brand name reputation by offering convenient, competitive pricing and participation in special promotions; and
- Expanding its business concept by developing "HAIRMAX" a newly developed concept, conceived after 12 months of research and development in the hair services industry, focused on quality haircutting and coloring services, and offering them in a convenient high traffic location, such as a large retailer, at below market prices, using a strategy of aggressive marketing.

National Beauty plans help enhance and brand its operations by:
-     Billboard, radio, television and newspaper advertising;
-     Offering free samples of hair products;
- Attempting to acquire two existing beauty service salons by August 2002; and open 25 new stores in early 2003.
- Seeking to enter into marketing relationships with national advertising agencies to establish concept branding strategies;
- Attempting to market its concept, "Max service" and "Max value", on a national basis.
- Establish strategic relationships with large retailers and expand the "store in store" concept.

Beautyworks USA Inc. is presently the operations holding company for salon operations in Florida.

Beautyworks USA presently employs nine full time employees and plans to add at least 30-35 new employees during the next twelve months to supervise and administer its retail operations. Further, if National Beauty acquires any beauty salons with existing operations, additional staff will be added to operate these salons if necessary.

National Beauty has filed a trademark application on the HAIRMAX name and logo.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

National Beauty Corp., formerly known as Beautymerchant.com, Inc., was incorporated in Nevada in 1987. The company has primarily operated through its wholly owned subsidiaries, Cleaning Express USA, Beauty Works USA, Inc. and Beauty Merchant, Inc. Cleaning Express USA is a full service cleaning company offering daily residential cleaning services, carpet cleaning and other related services in the South Florida area. During April 2000, the company began operations as an e-commerce distributor of beauty products under its Beauty Merchant, Inc. subsidiary and ceased these operations in 2001. National Beauty currently offers beauty services and products though its retail beauty salon in the South Florida area through its Beauty Works USA, Inc. subsidiary.

Results  of  Operations

Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

Net  Income

National Beauty had a net loss of $34,433, or $.01 per common share, for the three months ended March 31, 2002, versus a net loss of $45,422, or less than $.01 for the same period ended March 31, 2001. The change in net loss was primarily due to a decrease in administrative expenses relating to the operation and marketing of the BeautyMerchant.com online superstore.

Sales

Revenues increased $57,969 or 66% to $145,256 for the three months ended March 31, 2002 as compared with $87,287 for the three months ended March 31, 2001. The increase was primarily due to the acquisition of the salon in the second quarter of 2001 that generated additional revenues. Average selling prices and gross margins remained fairly constant.

Expenses

Selling, general and administrative expenses for the three months ended March 31, 2002 increased $68,424 to $110,902. In comparison with the three-month period ended March 31, 2001, consulting and payroll increased $34,255 and $20,445, respectively, due to National Beauty's acquisition of the salon in the second quarter of 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Sales

Sales for the year ended December 31, 2001 increased to $437,225 from $376,450 for the year ended December 31, 2000, an increase of 16%. The increase in revenues was primarily attributable to an increase in the revenues from Beautyworks U.S.A., Inc., the Boca Raton beauty salon subsidiary, somewhat offset by revenues earned by the Cleaning Express USA subsidiary.

Net sales from the home cleaning segment have accounted for approximately 64% of total net sales in 2001 and 90% of the net sales in 2000. National Beauty plans to accelerate growth of beauty salon sales in 2002 by increasing expenditures on marketing and growing public awareness of services.

Income  /  Losses

Net losses for the year ended December 31, 2001 decreased to $257,044 from $794,306 for the year ended December 31, 2000, a decrease of 68%. The substantial decrease in losses was attributable primarily to a decrease in non-cash expenses relating to payroll expenses and consulting services, which were $387,346 and $96,097 for 2000, respectively, compared to $42,519 in payroll expenses for 2001.

National Beauty expects to continue to incur losses at least through fiscal 2002 and may not be able to achieve or maintain profitability or sustain its revenue growth in the future.

Expenses

Selling, general and administrative expenses for the year ended December 31, 2001, decreased to $344,662 from $906,322 for the year ended December 31, 2000, a decrease of 62%. The decrease in selling, general and administrative expenses was the result of significant decreases in payroll expenses and consulting fees that were $387,346 and $96,097, respectively.

Depreciation and amortization expenses for the years ended December 31, 2001 and December 31, 2000 were $3,017 and $3,800, respectively. The decrease was due to differences in accelerated depreciation percentages between the year 2001 and the year 2000.

National Beauty has attempted to reduce rent expenses by closing one of the two cleaning offices in 2001 and consolidating operations in the other Fort Lauderdale office. This reduces overhead expenses by a projected 10% for the coming year. In addition, the company has taken steps to change daily operations of Cleaning Express USA, projecting a savings of 5-10% over the new year. Specifically, National Beauty is anticipating a lower labor cost associated with its cleaning services and nominal web site maintenance leading into 2002.

     National Beauty expects increases in overall expenses through 2002 as it moves toward increasing development and marketing of its Beauty Works, USA subsidiary, developing the HAIRMAX concept, and related acquisitions of beauty salons.

Cost  of  Sales

The cost of sales for the year ended December 31, 2001 was $282,123 compared to $263,394 for the year ended December 31, 2000. The increase in the cost of sales was primarily attributable to an increase in cleaning and beauty salon sales. Cost of sales as a percentage of sales for December 31, 2001 and 2000 was 65% and 69%, respectively.

The largest factor in the variation from year to year in the cost of sales as a percentage of net sales was the cost of labor.

Impact  of  Inflation

National Beauty believes that inflation has had a negligible effect on operations over the past two years. National Beauty believes that it can offset inflationary increases in the cost of labor by increasing sales and improving operating efficiencies.

Trends,  Events,  and  Uncertainties

Demand for National Beauty's home cleaning services and beauty salon services will be dependent on, among other things, market acceptance of the National Beauty's concept and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of National Beauty's activities is the receipt of revenues from the sales of its products, National Beauty's business operations may be adversely affected by National Beauty's competitors and prolonged recessionary periods.

Liquidity and Capital Resources

Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

On March 31, 2002, National Beauty had cash of $5,154 and working capital of $121,807. This compares with cash of $11,001 and working capital of $91,312 at March 31, 2001. The increase in working capital was due to an increase in prepaid expenses.

Net cash used in operating activities was $4,128 for the three months ended March 31, 2002 as compared with net cash used in operating activities of $12,411 for the period ended March 31, 2001. The decrease in cash used was primarily attributable to a decrease in net loss for the period.

Net cash used in investing activities was $-0- for the three months ended March 31, 2002 as compared with net cash used in investing activities of $-0- for the period ended March 31, 2001.

Net cash used in financing activities totaled $719 for the three months ended March 31, 2002 as compared with net cash provided by financing activities of $5,388 for the three months ended March 31, 2001. The decrease in net cash provided by financing activities was primarily due to the collection of shareholder loan receivable during 2001.

Years  Ended  December  31,  2001  and  December  31,  2000

Cash flows used in operations were a negative $23,482 for the year ended December 31, 2001, and a negative $291,498 for the year ended December 31, 2000. Negative cash flows from operating activities for the years ended December 31, 2001 and 2000 are primarily attributable to losses from operations, partially offset by the common stock issued for services in both years and an unrealized loss on trading securities in 2001.

Cash flows from investing activities were a negative $4,395 for the year ended December 31, 2001 and a negative $1,565 for the same period in 2000. The negative cash flows were primarily attributable to new equipment purchases during 2001 and 2000.

Cash flows used in financing activities were $17,313 for the year ended December 31, 2001 and cash flows generated from financing activities were $237,826 for the year ended December 31, 2000. The negative cash flows in 2001 pertained to repayments on a note payable and capitalized lease obligation. The positive cash flows in 2000 were primarily due to the private placement of common stock sold during 2000 less the effects of repayments on a capitalized lease obligation.

National Beauty has funded its cash needs from inception through December 31, 2001 with a series of debt and equity transactions, including private placements.

During October 2000, National Beauty signed an agreement with Standart Capital, S.A., Inc. of West Palm Beach, Florida, an investment-banking firm, to assist in a private placement stock offering for National Beauty. Under the terms of the agreement, Standart Capital, S.A. agreed to use its best efforts to locate funding for National Beauty between $500,000 and $3 million within the next 24 months. No funds were raised for National Beauty and ultimately, the company terminated this agreement.

During the year ended December 31, 2000, National Beauty collected aggregate proceeds from unrelated investors of $240,326 under a limited Regulation D private placement.

Web site development costs paid to the web designer for development, marketing and advertisements for Beautymerchant.com were approximately $27,000 during the year 2000. In 2001, because of numerous distribution and inventory problems, after a developmental period, National Beauty ceased any further investment into Beautymerchant.com Inc.

On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, additional infusions of capital and debt financing. National Beauty is considering launching a wide scale marketing and advertising campaign. The current capital and revenues are not sufficient to fund such a campaign. If National Beauty chooses to launch such a campaign it well require substantially more capital. If necessary, National Beauty plans to raise this capital through an additional follow-on stock offering. The funds raised from this offering will be used to develop and execute the marketing and advertising strategy that may include the use of television, radio, print and Internet advertising. Funds would also be used to acquire beauty salons. However, National Beauty may not be able to obtain additional equity or debt financing in the future, if at all. If National Beauty is unable to raise additional capital, the growth potential will be adversely affected. Additionally, National Beauty will have to significantly modify its plans.

Financing activities for the years ended December 31, 2001 and 2000 consisted of principal repayments under the company's capitalized lease obligation its office equipment. Principal repayments under the capitalized lease obligation for the years ended December 31, 2001 and 2000 were $2,313 and $2,500, respectively. Principal repayments of the note payable balance were made in the amount of $15,000 in 2001.

DESCRIPTION OF PROPERTY

National Beauty has leased its executive offices at 4818 West Commercial Blvd, Lauderhill, Florida 33319 for $1,987 per month. Effective July 1, 2002, National Beauty will relocate to 4810 West Commercial Blvd., Tamarac, Florida 33319, an 1,000 square foot administrative office space. The lease expires on June 30, 2005, with an option to renew until June 30, 2007. Payments on the lease are as follows:
     From  7/1/02  to  6/30/03     ($1,100.00  per  month)
           -------------------       --------
     From  7/1/03  to  6/30/04     ($1,200.00  per  month)
           -------------------       --------
     From  7/1/04  to  6/30/05     ($1,300.00  per  month)
     From  7/1/05  to  6/30/06     ($1,400.00  per  month)
           -------------------       --------
     From  7/1/06  to  6/30/07     ($1,500.00  per  month)

National Beauty also leases its beauty salon facility of 1,200 square feet at the Del Mar Shopping Village, located at Powerline Road at Palmetto Park Road, Boca Raton, Florida, for $3,100 per month. This lease expires September 30, 2005. Management of National Beauty considers these facilities to be adequate for its requirements for the immediate future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) The principal market in which National Beauty's common stock is traded is the Over-the-Counter Bulletin Board. The table below presents the high and low bid price for the Company's common stock each quarter during the past two years and reflects inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions. National Beauty obtained the following information from brokers who make a market in National Beauty's securities.


                         Bid
                         ---
Quarter  Ended       Low      High

03/31/00           $ .94     $1.56
06/30/00             .38      1.25
09/30/00             .21       .43
12/31/00             .07       .36
03/31/01             .08       .44
06/30/01             .05       .16
09/30/01             .04      8.00
12/31/01             .36      1.36
03/31/02             .25       .70

(b) Holders. The approximate number of holders of record of National Beauty's common stock as of June 28, 2002 was 36.

(c) National Beauty has not paid dividends from inception to date and does not currently intend to do so.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth in summary form the compensation received during each of the National Beauty's last three completed fiscal years by the Chief Executive Officer and President of National Beauty. No executive officer of National Beauty, including the Chief Executive Officer and President, received total salary and bonus exceeding $100,000 during any of the last three fiscal years.




                                                        Other      Awards/Stock LTIP    Restricted
Name and. . .  Fiscal       Annual                      Compen     Underlying   Pay-    Stock
Position. . .  Year         Salary          Bonuses   - sation     Options/SARs  Outs   Bonuses
-------------  -----------  --------------  --------  -----------  ------------  -----  -------
                       (1)             (2)   (3) (5)          (4)
               -----------  --------------  --------  -----------
Edward A. . .        2001   $      65,000       -0-          -0-            -0-    -0-      -0-
Roth, CEO . .        2000   $     233,121       -0-          -0-            -0-    -0-      -0-
and President        1999   $      43,215       -0-          -0-            -0-    -0-      -0-
-------------  -----------  --------------  --------  -----------  ------------  -----  -------
Michael J.. .        2001   $      15,000       -0-          -0-            -0-    -0-      -0-
Bongiovanni,.        2000   $      46,800       -0-          -0-            -0-    -0-      -0-
 CFO. . . . .        1999   $         -0-       -0-          -0-            -0-    -0-      -0-
-------------  -----------  --------------  --------  -----------  ------------  -----  -------
Alisha Roth,.        2001   $         -0-       -0-          -0-            -0-    -0-      -0-
Secretary,. .        2000   $      60,000       -0-          -0-            -0-    -0-      -0-
Treasurer . .        1999   $         -0-       -0-          -0-            -0-    -0-      -0-
-------------  -----------  --------------  --------  -----------  ------------  -----  -------




(1) The dollar value of base salary, cash and non-cash, received. Information on the stock-based compensation can be found in the accompanying audited financial statements.

(2)     The dollar value of bonus, cash and non-cash, received.

(3) During the periods covered by the summary compensation table, National Beauty did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

(4) During the periods covered by the summary compensation table, National Beauty did not make any award of restricted stock.

(5)     No other compensation

Compensation of Directors

     National Beauty pays its non-employee directors' 1,000 shares of the company's restricted common stock per year for Directors' meetings attended. It is anticipated that no more than twelve meetings will occur each year.

Employment Contracts and Termination of Employment and Change-In Control Arrangements

     On April 1, 2002, the board approved a five year employment agreement with Edward Roth, President and CEO, whereby Mr. Roth would be compensated with an annual salary of $250,000 and 250,000 shares of preferred stock per annum.

     On April 1, 2002, the board approved a five year employment agreement with Alisha Roth, Vice President, whereby Ms. Roth would be compensated with an annual salary of $125,000.

2002  Non-Qualified  Stock  Compensation  Plan
----------------------------------------------

     The board of directors of National Beauty adopted the 2002 Non-Qualified Stock Compensation Plan in December 2001. Under the Stock Plan, 1,000,000 shares of National Beauty's common stock, subject to adjustments, are reserved for issuance upon the exercise of options or restricted stock grants. There are currently 600,000 shares issued under the plan. Options granted under the Stock Plan may be either (a) options intended to constitute incentive stock options under Section 422 of the Internal Revenue Code of 1986 or (b) nonqualified stock options. Incentive stock options may be granted under the Stock Plan to employees, including officers and directors who are employees, of on the date of grant. Nonqualified options may be granted to (a) officers and directors of National Beauty on the date of the grant, without regard to whether they are employees, and (b) consultants, advisors, agents or independent representatives of National Beauty.

By its terms, the Stock Plan is to be administered by a committee appointed by the board of directors which shall consist of either the entire board of directors, or by a committee of three or more persons, who must be directors, all of whom must be disinterested persons and who serve at the discretion of the board of directors. Subject to the provisions of the Stock Plan, the committee has the authority to determine the persons to whom restricted stock or options will be granted, the exercise price, the term during which options may be exercised and other terms and conditions as it deems appropriate.

     Incentive stock options granted under the Stock Plan may not have an exercise price less than the fair market value of the common stock on the date of the grant, i.e. 110% of the fair market value in the case of employees holding ten percent or more of the voting stock of National Beauty. Options granted under the Stock Plan will expire, not more than ten years from the date of the grant, five years in the case of incentive options of employees holding ten percent or more of the voting stock of National Beauty, subject to earlier termination under the Stock Plan. Optionees under the Stock Plan may exercise their options by paying cash, by using the cashless exercise procedure allowed under Federal Reserve Regulation T or by tendering shares of National Beauty's common stock that they already own.



FINANCIAL STATEMENTS

                                      -16-


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Board of Directors and Stockholders:
NATIONAL BEAUTY CORP. (FKA Beautymerchant, Inc.)
4818 West Commercial Boulevard
Fort Lauderdale, Florida  33319

We have audited the accompanying consolidated balance sheet of National Beauty Corp. (FKA Beautymerchant, Inc., a Nevada corporation) and its wholly owned subsidiaries as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Beauty Corp. (a Nevada corporation) and its wholly-owned subsidiaries as of December 31, 2001, and the consolidated results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.



Pompano Beach, FL
March 15, 2002







                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2001
                                =================





                                  ASSETS
                                  ---------

CURRENT ASSETS
--------------------------------
  Cash . . . . . . . . . . . . .  $ 11,001
  Accounts receivable. . . . . .       903
  Marketable securities. . . . . .   1,743
  Inventory. . . . . . . . . . . .   1,700
  Prepaid expenses . . . . . . .    90,000
                                  ---------
    TOTAL CURRENT ASSETS . . . .   105,347
                                  ---------
PROPERTY AND EQUIPMENT
--------------------------------
  Furniture. . . . . . . . . . .    21,616
  Leasehold improvements . . . .     3,500
  Equipment. . . . . . . . . . .    34,985
  Accumulated depreciation . . .   (35,361)
                                  ---------
      NET PROPERTY AND EQUIPMENT    24,740
                                  ---------

OTHER ASSETS
--------------------------------
  Deposits . . . . . . . . . . .     6,656
                                  ---------
    TOTAL OTHER ASSETS . . . . .     6,656
                                  ---------

      TOTAL ASSETS . . . . . . .  $136,743
                                 ==========












    The accompanying notes are an integral part of these consolidated financial statements.


                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (CONTINUED)
                                December 31, 2001
                                =================



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------



CURRENT LIABILITIES
------------------------------------------------
  Accounts payable and accrued expenses. . . . .  $     2,230
  Outstanding checks in excess of bank balance .       11,664
  Current portion of capitalized
           lease obligation. . . . . . . . . . .        2,313
                                                  ------------
    TOTAL CURRENT LIABILITIES. . . . . . . . . .       16,207
                                                  ------------

COMMITMENTS - NOTE C
------------------------------------------------

STOCKHOLDERS' EQUITY
------------------------------------------------
  Convertible preferred stock ($.001 par value;
   50,000,000 shares authorized, 950,000
  shares issued and outstanding) . . . . . . . .          950
  Common stock ($.001 par value; 100,000,000
     shares authorized, 1,466,362 shares issued
     and outstanding). . . . . . . . . . . . . .        1,466
Additional paid-in-capital . . . . . . . . . . .    1,402,450
  Retained deficit . . . . . . . . . . . . . . .   (1,284,330)
                                                  ------------

TOTAL STOCKHOLDERS' EQUITY . . . . . . . . . . .      120,536
                                                  ------------
                                                     $136,743
                                                  ============












    The accompanying notes are an integral part of these consolidated financial
    ---------------------------------------------------------------------------
                                   statements.
                                   -----------


                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================





                                                           2001         2000
                                                      ----------  -----------
 REVENUES:
----------------------------------------------------

  Sales. . . . . . . . . . . . . . . . . . . . . . .  $ 431,810   $  340,413
  Cost of Sales. . . . . . . . . . . . . . . . . . .   (275,974)    (221,268)
                                                      ----------  -----------
  Gross profit . . . . . . . . . . . . . . . . . . .    155,836      119,145
                                                      ----------  -----------

EXPENSES:
----------------------------------------------------

  Selling, general and administrative. . . . . . . .    336,240      816,126
                                                      ----------  -----------

  Total expenses . . . . . . . . . . . . . . . . . .    336,240      816,126
                                                      ----------  -----------

  Loss from operations . . . . . . . . . . . . . . .   (180,404)    (696,981)
                                                      ----------  -----------

OTHER EXPENSES:
----------------------------------------------------

  Unrealized Loss on Trading Securities. . . . . . .    (66,257)         -0-
   Interest Expense. . . . . . . . . . . . . . . . .     (1,227)      (1,040)
                                                      ----------  -----------
  Total Other Expenses . . . . . . . . . . . . . . .    (67,484)      (1,040)
                                                      ----------  -----------

  Loss from continuing operations. . . . . . . . . .   (247,888)    (698,021)

  Net loss from discontinued operations. . . . . . .     (9,156)     (96,285)
                                                      ----------  -----------

    NET LOSS . . . . . . . . . . . . . . . . . . . .  $(257,044)  $ (794,306)
                                                      ==========  ===========


Basic and fully diluted net loss per common share:
    Continuing operations. . . . . . . . . . . . . .  $    (.55)  $   (10.84)
    Discontinued operations. . . . . . . . . . . . .       (.02)       (1.50)
                                                      ----------  -----------
   Basic and fully diluted net loss per common share  $    (.57)  $   (12.34)
                                                      ==========  ===========






    The accompanying notes are an integral part of these consolidated financial statements.





                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2001 and 2000




                                                           2001        2000
                                                      ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
----------------------------------------------------
  Net loss . . . . . . . . . . . . . . . . . . . . .  $(257,044)  $(794,306)
  Adjustments to reconcile net loss
  to net cash used in operating activities:
  Depreciation . . . . . . . . . . . . . . . . . . .      3,017       3,800
  Common stock issued in exchange for services . . .    235,044     103,908
  Unrealized loss on trading securities. . . . . . .     66,257         -0-
  (Increase) decrease in operating assets:
   Accounts receivable . . . . . . . . . . . . . . .        781       3,700
  Shareholder loan receivable. . . . . . . . . . . .      7,892         -0-
   Inventory . . . . . . . . . . . . . . . . . . . .      1,863         979
   Prepaid expenses. . . . . . . . . . . . . . . . .    (90,000)    393,121
   Deposits. . . . . . . . . . . . . . . . . . . . .     (2,956)        -0-
  (Decrease) in operating liabilities:
   Outstanding checks in excess of bank balance. . .     11,664         -0-
   Accounts payable & accrued expenses . . . . . . .        -0-      (4,700)
                                                      ----------  ----------

    NET CASH USED IN
    OPERATING ACTIVITIES . . . . . . . . . . . . . .    (23,482)   (293,498)
                                                      ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
----------------------------------------------------
  Purchases of property and equipment. . . . . . . .     (4,395)     (1,565)
                                                      ----------  ----------

    NET CASH USED IN
    INVESTING ACTIVITIES . . . . . . . . . . . . . .     (4,395)     (1,565)
                                                      ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
----------------------------------------------------
  Proceeds from common stock issuances/subscriptions        -0-     242,326
  Repayment of note payable. . . . . . . . . . . . .    (15,000)        -0-
  Principal repayments under capital lease . . . . .     (2,313)     (2,500)
                                                      ----------  ----------

  NET CASH PROVIDED BY (USED
    IN) FINANCING ACTIVITIES . . . . . . . . . . . .  $ (17,313)  $ 239,826
                                                      ----------  ----------




    The accompanying notes are an integral part of these consolidated financial statements.





                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF CASH FLOWS (CONT.)
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================





                                                  2001       2000
                                              ---------  ---------
    NET (DECREASE) IN CASH
  AND CASH EQUIVALENTS . . . . . . . . . . .  $(45,190)  $(55,237)

Cash and cash equivalents, beginning of year    56,191    111,428
                                              ---------  ---------

  CASH AND CASH EQUIVALENTS,
  END OF YEAR. . . . . . . . . . . . . . . .  $ 11,001   $ 56,191
                                              =========  =========




SUPPLEMENTAL CASH FLOW INFORMATION:
-----------------------------------

Supplemental disclosures of cash flow information for the year ended December 31, 2001 and 2000 is summarized as follows:




Cash paid during the year for:
                                                                         2001      2000
                                                                     --------  --------

  Income Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  $    -0-  $    -0-
                                                                     ========  ========
  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  1,227  $  1,040
                                                                     ========  ========

NON-CASH FINANCING ACTIVITES:
-------------------------------------------------------------------
Assumption of note payable with acquisition . . . . . . . . . . . .  $ 15,000  $    -0-
                                                                     ========  ========

Common stock issued to officers for services,
  charged to prepaid expenses . . . . . . . . . . . . . . . . . . .  $ 28,500  $    -0-
                                                                     ========  ========

Common stock issued to others for
  services, charged to prepaid expenses . . . . . . . . . . . . . .  $ 61,500  $    -0-
                                                                     ========  ========

Common stock issued to officers for other services. . . . . . . . .  $ 25,044  $103,908
                                                                     ========  ========

Common stock issued to others for other services. . . . . . . . . .  $120,000  $103,908
                                                                     ========  ========

Common stock issued in exchange for marketable securities            $    -0-  $ 68,000
                                                                     ========  ========

Retirement of common stock. . . . . . . . . . . . . . . . . . . . .  $    -0-  $359,667
                                                                     ========  ========




    The accompanying notes are an integral part of these consolidated financial statements.

                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY For the Years Ended December 31, 2001 and 2000
                 ==============================================



                                                                                       Convertible                Common
                                                        Common Stock                 Preferred Stock               Stock
                                                  Shares         Amount             Shares       Amount           Subscribed
                                                  -------------  -----------------

Balances, January 1, 2000* . . . . . . . . . . .        58,843   $             59    1,000,000   $        1,000   $        17

Common stock issued for services . . . . . . . .           741                -0-          -0-              -0-       103,908

Proceeds from common stock
subscriptions. . . . . . . . . . . . . . . . . .         5,508                  6          -0-              -0-            (6)


Common stock exchanged for marketable securities         1,545                  2          -0-              -0-            (2)

Retirement of shares during the year . . . . . .        (8,212)                (9)         -0-              -0-            (9)

Net loss for the year. . . . . . . . . . . . . .           -0-                -0-          -0-              -0-           -0-
                                                  -------------  -----------------  -----------  ---------------  ------------
Balances, December 31, 2000. . . . . . . . . . .        58,425   $             58    1,000,000   $        1,000           -0-
                                                  -------------  -----------------  -----------  ---------------  ------------

Common stock issued for services . . . . . . . .       907,937                908          -0-              -0-           -0-

Conversion of preferred shares into
common shares by officers. . . . . . . . . . . .       500,000                500      (50,000)             (50)          -0-
                                                  -------------  -----------------  -----------  ---------------  ------------
Net loss for the year. . . . . . . . . . . . . .           -0-                -0-          -0-              -0-           -0-
Balances, December 31, 2001. . . . . . . . . . .     1,466,362   $          1,466      950,000   $          950           -0-
                                                  -------------  -----------------  -----------  ---------------  ------------
*Includes retroactive adjustments
due to stock split.


                                                                 Additional
                                                  Subscriptions  Paid-in     Retained
                                                  Receivable     Capital     Deficit
                                                                             ------------

Balances, January 1, 2000* . . . . . . . . . . .  $  (671,637)  $1,425,709   $  (232,980)

Common stock issued for services . . . . . . . .          -0-

Proceeds from common stock
subscriptions. . . . . . . . . . . . . . . . . .      242,326          -0-           -0-


Common stock exchanged for marketable securities       68,000          -0-           -0-

Retirement of shares during the year . . . . . .      361,311     (361,303)          -0-

Net loss for the year. . . . . . . . . . . . . .          -0-          -0-      (794,306)
                                                  ------------  -----------  ------------
Balances, December 31, 2000. . . . . . . . . . .          -0-   $1,168,314   $(1,027,286)
                                                  ------------  -----------  ------------

Common stock issued for services . . . . . . . .          -0-      234,136           -0-

Conversion of preferred shares into
common shares by officers. . . . . . . . . . . .          -0-          -0-           -0-

Net loss for the year. . . . . . . . . . . . . .          -0-          -0-      (257,044)
                                                  ------------  -----------  ------------
Balances, December 31, 2001. . . . . . . . . . .          -0-   $1,402,450   $(1,284,330)
                                                  ------------  -----------  ------------
*Includes retroactive adjustments
due to stock split.




    The accompanying notes are an integral part of these consolidated financial
    ---------------------------------------------------------------------------
                                   statements.
                                   -----------

                                     ------
                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Business Activity - National Beauty Corp. (formerly known as Beautymerchant.com,
-----------------
Inc.) (a Nevada corporation) legally changed its corporate name in 2001 and was also formerly known as ATR Industries, Inc., a Nevada corporation, which was incorporated in 1987.

These financial statements include its wholly owned subsidiaries, Cleaning Express USA, Beauty Works USA, Inc. and Beauty Merchant, Inc. The company is a full service cleaning company offering daily residential cleaning services, carpet cleaning and other related services in the South Florida area under the name of Cleaning Express USA. During April 2000, the Company began operations as an E-commerce distributor of beauty products under its Beauty Merchant, Inc. subsidiary and ceased these operations in 2001. The Company currently offers beauty services and products though its retail beauty salon in the South Florida area under its Beauty Works USA, Inc. subsidiary.

During the year ended December 31, 2001, the Company enacted a 200 for 1 reverse stock split on its common stock. All common stock amounts in the accompanying financial statements have been retroactively restated to reflect this capitalization change.

Accounts  Receivable  -  Accounts  receivable are charged to bad debt expense as
--------------------
they are deemed uncollectible based upon a periodic review of the accounts. The Company performs ongoing credit reviews of its customer accounts.

Property  and  Equipment  -  Property  and  Equipment  are  recorded  at  cost.
------------------------
Maintenance and repair costs are expensed as incurred. Depreciation is provided using the straight-line method and other methods that approximate the straight-line method. It is calculated over recovery periods as prescribed by management which range from 5 years for equipment to 7 years for furniture. Leasehold improvements are amortized over the terms of the office operating leases.

When an asset is disposed of, its cost and related accumulated depreciation are removed from the accounts. The difference between undepreciated cost and proceeds from disposition is recorded as gain or loss.

The Company makes ongoing evaluations of the values of its assets to determine whether an impairment write-down should be recognized in accordance with SFAS No. 144. To date, no such impairment write-down has been deemed necessary.



                       NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)
-----------------------------------------------------------

Marketable  Securities  - Marketable securities include the Company's investment
----------------------
in equity securities recorded at fair market value. The marketable securities were classified as trading securities with holding gains and losses recognized in current period operations.

Cash  and  Cash  Equivalents  - For purposes of the Statement of Cash Flows, the
----------------------------
Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue  Recognition-  Revenue  for  the  residential  cleaning  operations  is
--------------------
recognized  when  cleaning  services  are  performed.
Revenues  for  beauty  services  are  recognized when the services are rendered.
Revenues for beauty products are recognized when the products are shipped provided collection of the resulting receivable is probable and the earnings process is complete. If any material contingencies are present, revenue recognition is delayed until all material contingencies are eliminated. Material contingencies are circumstances in which there are any potential uncertainties as to the completion of the revenue process being complete. Further, no revenue is recognized unless collection of the applicable consideration is probable. Probable collection is determined at the time collection occurs or is more than reasonably possible it will be collected.

Income  Taxes  -  Income  taxes are provided for the tax effects of transactions
-------------
reported in the financial statements and consist of deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The income tax benefit consists of taxes currently refundable due to net operating loss carryback provisions for federal and state governments. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.







                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)
-----------------------------------------------------------

Use  of  Estimates  - The preparation of financial statements in conformity with
------------------
accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising  -  The  Company  charges  the  costs of advertising to expense when
-----------
incurred.

Earnings  Per  Share-  The  Companyreports earnings per share in accordance with
--------------------
Statement of Financial Accounting Standard (SFAS) No.128. This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards
---------------------------
Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. There were no material items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

NOTE B - ACQUISITION
--------------------

During 2001, the Company acquired the fixed assets of a beauty salon in South Florida. The Company financed the acquisition with a short-term note with the unrelated seller in the amount of $15,000 at 8% interest per annum. This note was paid in full with interest thereto during 2001. The Company also assumed the lease from the seller. See footnote G for the minimum lease commitments. Since the acquisition does not meet the conditions of a significant acquisition, pro forma information has not been provided.



                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTEC - DISCONTINUED OPERATIONS
-------------------------------

In November 2001, the Board of Directors approved a plan for the disposal of it e-commence segment. The results of beautymerchant.com have been reported as discontinued operations for all periods presented.

NOTE  D  -  STOCKHOLDERS'  EQUITY
---------------------------------

During the year ended December 31, 2000, the Company issued 741 shares of its common stock for services to employees and consultants. The stock issued was valued at the market price at the time of issuance, yielding an aggregate value of $103,907. The total amount was expensed during the year ended December 31, 2000 and is included in the accompanying financial statements in selling, general and administrative expenses.

During the year ended December 31, 2000, the Company retired 8,212 of the common shares that had been subscribed at $44 per share ($.22 pre-split).

Also during the year ended December 31, 2000, the Company received $242,326 in proceeds from common stock subscribed during the year ended December 31, 1999. The Company also received $68,000 in marketable securities in exchange for common stock subscribed during the year ended December 31,2000.

The Company has 950,000 shares of preferred stock outstanding at December 31, 2001, which is convertible at the option of the shareholder into 9,500,000 shares of common stock.

During 2001, the Company's officers converted 50,000 preferred shares into 500,000 common shares.

During the year ended December, 31 2001, the Company issued 607,937 shares of its common stock for services rendered by officers and outside consultants. The shares were valued at the date of issuance yielding an aggregate market value of $145,044, which was expensed during the year.

On December 27, 2001, the Company issued 95,000 and 205,000 common shares to its officers and outside consultants, respectively. These common shares were paid in advance for services to be received by the Company in 2002 and are reflected as Prepaid Expenses in the accompanying balance sheet. The shares were priced at the date of issuance yielding an aggregate market value of $90,000. In addition, 34,000 options were granted to an outside consultant as part of compensation. The options are exercisable at $.48 per share prior to December 31, 2005. The options did not yield a material expense using the Black-Scholes Option Pricing Model.



                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE E - INCOME TAXES
---------------------

The Company has approximately $726,000 of federal and state net operating losses that expire in various years through the year 2015.

Due to operating losses, there is no provision for current federal or state income taxes for the years ended December 31, 2001 and 2000.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company's deferred tax asset at December 31, 2001 consists of net operating loss carryforwards calculated using federal and state effective tax rates. Because of the Company's lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $8,000 and $141,000 for the years ended December 31, 2001 and 2000, respectively.

The  Company's  net  deferred  tax  asset as of December 31, 2001 is as follows:

     Net operating loss carryforwards          $   276,000
     Valuation allowance                          (276,000)
                                              -------------

     Net deferred tax asset                    $        --
                                               ============

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the years ended December 31, 2001 and 2000 is as follows:
                                                           2001          2000
                                                           ----          ----
     Income tax computed at the federal statutory rate      34%           34%
     State income taxes, net of federal tax benefit         4%             4%
                                                          -----           ----
     Valuation allowance                                  (38%)          (38%)
                                                          -----           ----
     Total deferred tax asset                               0%             0%
                                                          =====          =====






                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE  F  -  OBLIGATION  UNDER  CAPITAL  LEASE
---------------------------------------------

The Company is leasing equipment under a noncancelable capital lease that expires in December, 2002. The obligation under the capital lease has been recorded in the accompanying Balance Sheet at the net present value of the future minimum lease payments, discounted at an interest rate of 20%. The book value of the equipment was approximately $1,500 at December 31, 2001.

Minimum future obligations under this capital lease at December 31, 2001 are as follows:

Year                                       Amount
----                                       ------
2002                                     $  3,540
                                         --------
          Total minimum obligation         3,540

     Less amount representing interest     1,227
                                        ---------

          Present value of net
          minimum obligation              2,313

          Less current portion            2,313
                                       ---------
                                         $   -0-
                                        ==========


NOTE G - COMMITMENTS
--------------------

The Company leases its offices in Fort Lauderdale, Florida and a beauty salon in Boca Raton, Florida under non-cancelable operating leases that expire from varying dates through September 30, 2005. Future minimum rental payments as of December 31, 2001 in the aggregate and for each of the four succeeding years are as follows:

Year                                 Amount
----                                 ------

2002                               $ 61,050
2003                                 37,200
2004                                 37,200
2005                                 27,900
                                  ---------
                                   $163,350
                                   ========


Rent expense for 2001 and 2000 was $47,467 and $32,526, respectively.


                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE G - COMMITMENTS (CONT')
----------------------------

In 1999, the Company committed itself to compensate each of its Board of Directors in the amount of 1,000 shares of its common stock annually and 10,000 common stock purchase options over a thirty six-month period. As of the date of this report, no option agreement has been officially adopted, there is no fair market value for the options and none of the equity instruments have been issued with the exception of 1,000 restricted common shares issued to each of its directors in 2001.

NOTE  H  -  SEGMENT  INFORMATION
--------------------------------

Based on the criteria established by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," the Company operates in two principal business segments - (1) residential cleaning service and (2) retail beauty salons. In accordance with SFAS 131, the Company is required to describe its reportable segments and provide data that is consistent with the data made available to the Company's management to assess performance and make decisions. Information from the internal management reports may differ from the amounts reported under accounting principles generally accepted in the United States of America due to certain corporate level adjustments related to vendor reserves for potential under-delivery of minimum guaranteed orders. The assets of the discontinued subsidiary are reflected as corporate assets. Summarized revenues and expense information by segment for 2001, as excerpted from the internal management reports, is as follows:

                                      2001                 2000
                                      ----                 ----
Residential Cleaning:
---------------------
Residential cleaning sales          $281,124          $ 340,413
Cost of sales                       (182,731)          (221,268)
Corporate and other expenses        (220,436)          (819,626)
                                    ---------          ---------
     Segment loss                   (122,043)          (700,481)

Total assets                           9,550              9,550

Capital expenditures                     -0-                -0-

Depreciation                             -0-               200

Interest expense                        240                208


                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================

NOTE  H  -  SEGMENT  INFORMATION  (CONT')
-----------------------------------------

                                       2001               2000
                                       ----                ----
Retail beauty salon:
--------------------
Retail beauty salon sales           $150,686                N/A
Cost of sales                       ( 93,243)               -0-
Corporate and other expenses        (117,031)               -0-
                                      ----------         ------
     Segment loss                    (59,588)               -0-

Total assets                          13,500                -0-

Capital expenditures                   1,538                -0-

Depreciation                           1,056                -0-

Interest expense                         429                -0-

Corporate:
----------
Corporate  revenues                 $    N/A            $   N/A
Cost of sales                             -0-               -0-
Unallocated and other expenses       (66,257)               -0-
                                   ----------             -----
     Segment loss                    (66,257)               -0-

Total assets                         113,693           139,843

Capital expenditures                   2,857             1,565

Depreciation                           1,961             3,600

Interest expense                         558               832


NOTE I - SUBSEQUENT EVENTS
--------------------------

Subsequent to December 31, 2001, one of the Company's officers converted 200,000 shares of the Company's preferred stock in to 2,000,000 shares of common stock.



                      NATIONAL BEAUTY CORP. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 For the Years Ended December 31, 2001 and 2000
                 ==============================================


NOTE  J  -  RECENT  ACCOUNTING  PRONOUNCEMENTS
----------------------------------------------

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No.143, "Accounting for Asset Retirement Obligations" which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value cannot be made. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material effect on its financial condition or cash flows.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 generally establishes a standard framework which to measure impairment of long-lived assets and expands the Accounting Principles Board ("APB") 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" to include a component of the entity (rather than a segment of the business). SFAF No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect SFAS No. 144 to have a material effect on its financial condition and cash flows.



INTERIM FINANCIAL STATEMENTS (UNAUDITED)



                   NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2002 AND DECEMBER 31, 2001

                             (Unaudited)
ASSETS                      March 31, 2002    Dec. 31, 2001
-------------------------   --------------    --------------
CURRENT ASSETS:
-------------------------
Cash and cash equivalents  $         6,154   $       11,001
Accounts receivable . . .              132              903
Marketable securities . .            1,500            1,743
Inventory . . . . . . . .            4,087            1,700
Prepaid expenses. . . . .          114,825           90,000
                           ----------------  ---------------
TOTAL CURRENT ASSETS. . .          126,698          105,347
                           ----------------  ---------------

FIXED ASSETS
-------------------------
Furniture . . . . . . . .           21,616           21,616
Leasehold improvements. .            3,500            3,500
Equipment . . . . . . . .           34,985           34,985
Accumulated depreciation.          (36,361)         (35,361)
                           ----------------  ---------------
NET FIXED ASSETS. . . . .           23,740           24,740
                           ----------------  ---------------

OTHER ASSETS:
-------------------------
Deposits. . . . . . . . .            6,656            6,656
                           ----------------  ---------------
TOTAL OTHER ASSETS. . . .            6,656            6,656
                           ----------------  ---------------

TOTAL ASSETS. . . . . . .  $       157,094   $      136,743
                           ----------------  ---------------


























                             NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                               CONSOLIDATED BALANCE SHEETS (CONTINUED)
                             AS OF MARCH 31, 2002 AND DECEMBER 31, 2001

                                                                     (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY                                March 31, 2002    Dec. 31, 2001
-----------------------------------------------------------------  ---------------------------------
CURRENT LIABILITIES
-----------------------------------------------------------------
Accounts payable and accrued expenses . . . . . . . . . . . . . .  $         2,230   $        2,230
Outstanding checks in excess of bank balance. . . . . . . . . . .            1,067           11,664
Current portion of capitalized lease obligation . . . . . . . . .            1,594            2,313
                                                                   ----------------  ---------------
TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . . . . . . .            4,891           16,207
                                                                   ----------------  ---------------

STOCKHOLDERS' EQUITY
-----------------------------------------------------------------
Common stock ($.001 par value, 100,000,000 shares authorized;
3,736,362 and 1,466,362 issued and outstanding at March 31, 2002
and December 31, 2001, respectively). . . . . . . . . . . . . . .            3,736            1,466
Convertible preferred stock ($.001 par value; 50,000,000 shares authorized, 750,000 and 950,000 shares issued and outstanding at
March 31, 2002 and December 31, 2001, respectively) . . . . . . .              750              950
Additional paid in capital. . . . . . . . . . . . . . . . . . . .        1,466,480        1,402,450
Retained deficit. . . . . . . . . . . . . . . . . . . . . . . . .       (1,318,763)      (1,284,330)
                                                                   ----------------  ---------------
TOTAL STOCKHOLDERS' EQUITY. . . . . . . . . . . . . . . . . . . .          152,203          120,536
                                                                   ----------------  ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY. . . . . . . . . . . .  $       157,094   $      136,743
                                                                   ----------------  ---------------

















                   NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001



                                              2002          2001
REVENUES:
--------------------------------------
Sales. . . . . . . . . . . . . . . . .  $  145,256   $    87,287
Cost of Sales. . . . . . . . . . . . .     (68,544)      (60,731)
                                        -----------  ------------
GROSS PROFIT . . . . . . . . . . . . .      76,712        26,556
                                        -----------  ------------

EXPENSES:
--------------------------------------
Advertising. . . . . . . . . . . . . .       6,471        13,511
Automobile . . . . . . . . . . . . . .         283         3,259
Bank service charges . . . . . . . . .       1,099         1,170
Consulting . . . . . . . . . . . . . .      37,500         3,245
Depreciation . . . . . . . . . . . . .       1,000           800
Insurance. . . . . . . . . . . . . . .       1,141         5,544
Office expenses. . . . . . . . . . . .       2,180         2,221
Payroll. . . . . . . . . . . . . . . .      20,445           -0-
Professional fees. . . . . . . . . . .      13,970         1,375
Public trading . . . . . . . . . . . .       1,315           -0-
Rent . . . . . . . . . . . . . . . . .      15,166         6,771
Repairs & maintenance. . . . . . . . .         106            60
Taxes & licenses . . . . . . . . . . .       6,871         1,425
Telephone. . . . . . . . . . . . . . .       1,988         2,508
Travel . . . . . . . . . . . . . . . .         -0-           460
Utilities. . . . . . . . . . . . . . .       1,367           129
                                        -----------  ------------
TOTAL EXPENSES . . . . . . . . . . . .     110,902        42,478
                                        -----------  ------------

OPERATING (LOSS) . . . . . . . . . . .  $  (34,190)  $   (15,922)

OTHER (EXPENSE):
--------------------------------------
Unrealized loss on trading securities.        (243)      (29,500)
Interest Expense . . . . . . . . . . .         -0-           -0-
                                        -----------  ------------
NET (LOSS) . . . . . . . . . . . . . .  $  (34,433)  $   (45,422)
                                        -----------  ------------
  Net (Loss) per Share -
  basic and fully diluted. . . . . . .      ($0.01)  $        **
                                        ===========  ============
  Weighted Average Shares. . . . . . .   2,583,862    11,706,701
                                        ===========  ============
** Less than $.01



                 See accompanying notes to financial statements







                             NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                         FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001


                                                                                 2002       2001
CASH FLOWS FROM OPERATING ACTIVITIES:
-----------------------------------------------------------------------------
Net loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(34,433)  $(45,422)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,000        800
Common stock issued for services. . . . . . . . . . . . . . . . . . . . . . .    66,100      3,245
Unrealized loss on trading securities . . . . . . . . . . . . . . . . . . . .       243     29,500
(Increase) decrease in operating assets:
Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       771       (245)
Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (2,387)      (289)
Prepaid expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (24,825)       -0-
Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       -0-        -0-
(Decrease) in outstanding checks in excess of bank balance. . . . . . . . . .   (10,597)       -0-
                                                                               ---------  ---------
NET CASH (USED IN) OPERATING ACTIVITIES . . . . . . . . . . . . . . . . . . .    (4,128)   (12,411)
                                                                               ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
-----------------------------------------------------------------------------
Expenditures for leaseholds and equipment . . . . . . . . . . . . . . . . . .       -0-        -0-
                                                                               ---------  ---------
NET CASH USED IN INVESTING ACTIVITIES . . . . . . . . . . . . . . . . . . . .       -0-        -0-
                                                                               ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
-----------------------------------------------------------------------------
Repayment of shareholder loan receivable. . . . . . . . . . . . . . . . . . .       -0-      6,013
Principal repayments under capitalized lease. . . . . . . . . . . . . . . . .      (719)      (625)
                                                                               ---------  ---------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES. . . . . . . . . . . . . . .      (719)     5,388
                                                                               ---------  ---------
NET (DECREASE) IN CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . .    (4,847)    (7,023)
                                                                               ---------  ---------
CASH AND CASH EQUIVALENTS,
BEGINNING OF THE YEAR . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11,001     56,191
                                                                               ---------  ---------
END OF THE PERIOD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  6,154   $ 49,168
                                                                               ---------  ---------
SUPPLEMENTARY CASH FLOW INFORMATION
-----------------------------------------------------------------------------
OF NON-CASH FINANCING:
-----------------------------------------------------------------------------
Common stock issued for services. . . . . . . . . . . . . . . . . . . . . . .  $ 66,100   $  3,245
                                                                               ---------  ---------
















                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                   NATIONAL BEAUTY CORPORATION & SUBSIDIARIES
                           March 31, 2002 (UNAUDITED)


ITEM 1.
-------

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at March 31, 2002, the results of operations for the three month period ended March 31, 2002 and 2001, and cash flows for the three months ended March 31, 2002 and 2001. The results for the period ended March 31, 2002, are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2002.

NOTE  2  -  EARNINGS  (LOSS)  PER  SHARE

The  following  represents  the  calculation  of  earnings  (loss)  per  share:

                                     Three                   Three
                                     Months  Ended           Months  Ended
BASIC & FULLY DILUTED*               March 31, 2002          March 31, 2001
---------------------                --------------          --------------
Net Loss                             $     (34,433)          $     (45,422)

Less- preferred stock dividends                 -0-                     -0-
                                       ------------          --------------

Net Loss                             $     (34,433)          $     (45,422)

Weighted average number
of common shares                         2,583,862              11,706,701
                                      -------------          --------------

Basic & Fully Diluted*
loss per share                       $       (.01)           $          **
                                     =============           ==============


* The Company had no common stock equivalents during the periods presented ** Less than $(0.01)




CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There were no changes in or disagreements with National Beauty's independent accountants on financial statement disclosure or auditing scope or procedure during the two year period prior covered by their report.



                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

     In addition, Section 78.037 of the Nevada Revised Statutes and National Beauty's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) for the payments of distribution in violation of Nevada Revised Statute 78.300.

     The effect of these provisions may be to eliminate the rights of National Beauty and its stockholders (through stockholders' derivative suit on behalf of National Beauty) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) -
(b) of the preceding paragraph.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions. National Beauty shall bear all such expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee               $415.52
Legal Fees and Expenses         $25,000.00
Accounting Fees and Expenses    $15,000.00
Miscellaneous                    $5,000.00
                                 ---------
TOTAL                           $45,415.52

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On July 1, 2002, National Beauty agreed to issue 200,000 shares of common stock to American Market Support Network, Inc. in consideration of investor services to be rendered.

On April 17, 2002, National Beauty issued 10,000 shares of common stock to Richard McCaffrey and 30,000 shares of common stock to National Financial Communications Corp. in consideration of investor relations services rendered to the company.

On February 27, 2002, National Beauty issued 125,000 shares of common stock to Richard O. Weed in consideration of legal services rendered in approximately the amount of $25,000.

On February 11, 2002, National Beauty issued 1,000,000 shares, respectively, to Edward Roth and Alisha Roth, officers and directors of the company, in consideration of services rendered.

On January 3, 2002, National Beauty issued 30,000 shares of common stock to National Financial Communications Corp. in consideration of investor relations services rendered to the company.

On September 14, 2001, National Beauty issued 2,000 shares, 2,000 shares and 25,000 shares to Geoff Gazda, Barbara Patigalia and Michael Bongiovanni, respectively, in consideration of services rendered as directors of the company. On September 14, 2001, National Beauty issued 150,000 shares to Gerald Sklar.

On August 15, 2001, National Beauty issued 250,000 shares, respectively, to Edward Roth and Alisha Roth, officers and directors of the company, in consideration of services rendered.

On May 9, 2001, National Beauty issued 1,650 shares, 8,100 shares and 900 shares, respectively, to Thomas Engelbert, Action Stocks, Inc. and James Williams.

On July 28, 2000, National Beauty issued 375 shares and 1 share, respectively, to Richard Barson and John Schertl.

On May 9, 2000, National Beauty issued 250 shares to Market Voice, Inc.

On January 26, 2000, National Beauty issued 8 shares to Brenda Lee Hamilton.

On November 18, 1999, National Beauty issued 1,250 shares and 300 shares , respectively, to Edward Roth and Alisha Roth, officers and directors of the company, in consideration of services rendered.

On November 1, 1999, National Beauty issued 25 shares, 100 shares and 17 shares, respectively, to Brenda Lee Hamilton, Richard D. Surber and Chris Cottone.

Exemption from registration under the Securities Act of 1933 ("Act") is claimed for the sale of these securities in reliance upon the exemption offered by
Section 4(2) of the Act, which exempts transactions by issuers not involving a public offering. Use of this exemption is based on the following facts:

- Neither National Beauty nor any person acting on behalf of National Beauty solicited any offer to buy or sell the securities by any form of general solicitation or advertising;
- The purchasers represented that they were acquiring the securities as a principal for their own account for investment purposes only and without a view towards distribution or reselling these securities unless pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws; and
- The securities were issued with the understanding that they may only be disposed of pursuant to an effective registration statement or exemption from registration in compliance with federal or state securities laws.

ITEM 27. EXHIBITS

The following is a list of exhibits required by Item 601 of Regulation S-B that are filed or incorporated by reference. The exhibits that are incorporated by reference from National Beauty's prior SEC filings are noted on the exhibit index. The other exhibits are attached hereto and being filed with the SEC as part of this registration statement.

Exhibit
Number   Description of Exhibits
------   -----------------------

3(i)(a)  Articles of Incorporation of Tri-Capital Corporation, Inc.(1)

3(ii)    Bylaws of Tri-Capital Corporation, Inc.(1)

3(iii) Articles of Amendment to the Articles of Incorporation of Tri Capital Corporation, Inc.

3(iv) Certificate of Amendment to the Articles of Incorporation of Advanced Appearance of America, Inc.

3(v) Certificate of Amendment to the Articles of Incorporation of ATR Industries, Inc.

3(vi) Certificate of Amendment to the Articles of Incorporation of ATR Industries, Inc.

3(vii) Certificate of Amendment to the Articles of Incorporation of ATR Industries, Inc.

3(viii) Certificate of Amendment to the Articles of Incorporation of Beautymerchant.com, Inc.

3(ix) Certificate of Amendment to the Articles of Incorporation of National Beauty Corp.

3(x) Certificate of Amendment to the Articles of Incorporation of National Beauty Corp.

4.1      Form of Common Stock Certificate of National Beauty, Inc.

4.2      Warrant Agreement

4.3      Common Stock Purchase Warrant

4.4 Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock of National Beauty Corp.

5.1      Opinion of Weed & Co. LLP re: Legality

10.1     Employment Agreement with Edward Anthony Roth(1)

10.2     Employment Agreement with Alisha Roth(1)

10.3     Consulting Agreement with Ballantyne Capital Group, LLC

10.4 Commercial Lease between Commercial Villas and Beautyworks USA of Florida Inc.

10.5     Third Lease Amendment Agreement and Assignment of Lease

10.6     Form of Subscription Agreement

10.7     Investor Relations Services Agreement

21       Subsidiaries of National Beauty

23.1     Consent of Independent Auditors, Perrella & Associates, P.A.

23.2     Consent of Weed & Co. LLP

99.1     Section 78.7502 of Nevada Revised Statutes (2)

(1) Previously filed with National Beauty's filing of Form 10-SB and subsequent amendments thereto (File No. 00030212).
(2) Previously filed with National Beauty's filing of a Form S-8 on August 21, 2001.
..
ITEM 28. UNDERTAKINGS.

National Beauty hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information provided.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Fort Lauderdale, State of Florida, on July 10, 2002.

                                        National Beauty Corp.



                                        By: /s/ Edward Roth
                                        Name: Edward Roth
                                        Title: President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                        Date
---------                        ----
/s/ Edward A. Roth            July 10, 2002
------------------
Edward A. Roth
President & CEO

/s/ Alisha Roth               July 10, 2002
---------------
Alisha Roth
Secretary, Treasurer
Director

/s/ Barbara Patagalia         July 10, 2002
---------------------
Barbara Patagalia
Director


/s/Michael J. Bongiovanni     July 10, 2002
-------------------------     --------------
Michael J. Bongiovanni
Chief Financial Officer